Exhibit 8.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

October 7, 2025

FirstBank Holding Company

 12345 W Colfax Avenue

  Lakewood, CO 80215

Ladies and Gentlemen:

We have acted as counsel to FirstBank Holding Company., a Colorado corporation (“FBHC”), in connection with (i) the proposed merger of Summit Merger Sub I, a Delaware corporation (“Merger Sub”), with and into FBHC (the “First Step Merger”), with FBHC continuing as the surviving entity (in such capacity, the “First Step Surviving Entity”) and (ii) immediately following the First Step Merger, the merger of the First Step Surviving Entity with and into The PNC Financial Services Group, Inc., a Pennsylvania corporation (“PNC”) (the “Second Step Merger” and, together with the First Step Merger, the “Mergers”), with PNC continuing as the surviving entity in the Second Step Merger, as contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 5, 2025, by and among PNC, Merger Sub and FBHC. In connection with the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of PNC, including the joint proxy statement/prospectus forming a part thereof, relating to the Mergers and filed with the Securities and Exchange Commission on October 7, 2025, you have requested our opinion as to certain U.S. federal income tax matters.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Mergers and related transactions, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein. In addition, our opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP

SULLIVAN & CROMWELL LLP